Exhibit 10.6

FIRST AMENDMENT TO SUBLEASE

This Amendment to Sublease is made and entered into as of the 8th day of October 2012.

WHEREAS on or about June 29, 2011 a sublease (the “Sublease”) was entered into by and between Quantum Fuel Systems Technologies Worldwide, Inc., a Delaware corporation (“Sublessor”) and On the Edge Marketing, a California corporation relating to that real property commonly known as 25372 Commercentre Drive, Lake Forest, California (the “Premises”).

WHEREAS this Amendment arises from the Settlement Agreement signed concurrently herewith and is consideration for that settlement.

NOW THEREFORE, the parties to this Amendment agree to make the following additions and modifications to the Sublease which has not been previously amended or modified:

1. Identity of Sublessee. Because on the Edge Marketing, Inc. is not a California corporation, the Sublessees under the lease shall jointly and severally be Brian Horowitz, individually and doing business as On the Edge Marketing, Inc., BAM Enterprises LLC, and BAM Brokerage, Inc., and any other person or entity doing business as On the Edge Marketing, Inc. Each of these individuals and/or entities shall be referred to herein as “Sublessee”.

2. Premises. The Premises, as defined by Paragraph 1.2 of the Sublease shall be reduced in two phases.

a.	Phase 1. Sublessee shall vacate those areas designated as areas A, B and D on the site plan attached hereto as Exhibit A and incorporated herein by this reference by 5:00 p.m. local time on October 8, 2012. If Sublessee does turn over partial possession as set forth in this paragraph, Sublessee’s Base Rent shall be modified as set forth in Paragraph 4 below. If Sublessee does not vacate the Premises as set forth herein, Sublessee shall be in material default under this Amendment as well as the Settlement Agreement between Sublessor and Sublessee dated October 8, 2012 (the “Settlement Agreement”). The approximate square footage of the Premises after Phase 1 is implemented will be 44,860 which includes half the shared lobby area.

b.	Phase 2. Sublessee shall vacate that area designated as areas C on the site plan attached hereto as Exhibit A by 5:00 p.m. local time on October 31, 2012. If Sublessee does turn over partial possession as set forth in this paragraph, Sublessee’s Base Rent shall be modified as set forth in Paragraph 4 below. If Sublessee does not vacate the Premises as set forth herein, Sublessee shall be in material default under this Amendment as well as the Settlement Agreement between Sublessor and Sublessee dated October 8, 2012. The approximate square footage of the Premises after Phase 2 is implemented will be 36,460 which includes half the shared lobby area.

c.

Implementation of Premises Reduction. Sublessee shall surrender those portions of the Premises designated above with all of the improvements, parts and surfaces thereof broom clean and free of debris, signage, trade fixtures and in good operating order, condition and state of repair, ordinary wear and tear excepted. The provisions of paragraph 7.4 of the Master Lease (as that term is defined in the Sublease) shall be applicable to the manner in which Sublessee shall partially vacate the Premises as set forth in this Paragraph 2 of this Amendment.

3. Term. Paragraph 1.3 of the Sublease shall be modified such that effective January 1, 2013 the Sublease shall be on a month to month basis, terminable upon sixty (60) days’ written notice given by either party no earlier than December 29, 2012. The termination of the tenancy does not relieve Sublessee of any obligations under the Sublease or this Amendment.

4. Base Rent. Paragraphs 1.5 and 1.6 of the Sublease shall be modified so that Sublessee’s Base Rent (as that term is defined in the Sublease) shall be reduced provided Sublessee vacates a portion of the premises as set forth in Paragraph 2 above. The monthly Base Rent during Phase 1 shall be $19,338.00 and the monthly Base Rent during Phase 2 shall be $15,847.00. Except as provided in the Settlement Agreement, Base Rent shall be paid in full on or before the 1st day of each month.

5. Utilities. Sublessee shall continue to pay for all utilities for the building as provided in Paragraph 4.2 of the Sublease, however, when Sublessee partially vacates the Premises as set forth in Paragraph 2 of this Amendment, Sublessor shall credit Sublessee for the reasonable share of utilities as determined in Sublessor’s sole discretion as set forth in the Settlement Agreement.

6. Common Lobby Area. Sublessor and Sublessee shall share the common lobby area, stairways and access doors as designated on Exhibit A (the “Premises Common Area”.) Sublessor may, from time to time, promulgate and enforce reasonable rules and regulations relating to the use of the Premises Common Area. Sublessee shall keep and maintain the Premises Common Area in good order, condition and repair and keep it clean and free of debris. Sublessee agrees to abide by and conform to all such rules and regulations as well as the Rules and Regulations set forth in the Master Lease for the management, safety, care and cleanliness of the Premises Common Area.

7. Notice. All notices required or permitted by this Lease or applicable law shall be in writing and may be delivered in person (by hand or by courier) or may be by certified or registered mail with postage prepaid, or by an overnight delivery service and shall be deemed sufficiently given if served in a manner specified in this paragraph. The addresses set forth below shall be that Party’s address for delivery or mailing of notices unless that party provides, a written notice of change of address.

To Sublessor:

To Sublessee

Any notice sent by registered or certified mail, return receipt requested, shall be deemed given on the third business day after deposit with the United States Postal Service regardless of whether it is accepted for delivery or not. Notices delivered by Express or an overnight courier that guarantees next day delivery shall be deemed given on the second business day after delivery of the same to the Postal Service or courier. Notices that are hand delivered prior to 4:30 p.m. local time will be deemed delivered on the day they are hand delivered. If notice is received on a Saturday, Sunday or legal holiday, it shall be deemed received on the next business day.

8. Interpretation. This Agreement shall not be construed against the party preparing it, but shall be construed as if all parties jointly prepared this Agreement and any uncertainty and/or ambiguity shall not be interpreted against any one party. Each part hereto has had the opportunity to be represented by counsel and has had the opportunity to negotiate the language in this Amendment. Except as specifically amended herein, the Sublease shall remain unchanged and shall continue in full force and effect.

Quantum Fuel Systems Technologies Worldwide, Inc., a Delaware Corporation		BAM Enterprises, LLC

		By:	/s/ Brian Horowitz
By:	/s/ Brad Timon		Brian Horowitz
	Brad Timon	Its:	Manager
Its:	Chief Financial Officer

BAM Brokerage, Inc., a California Corporation

		By:	/s/ Brian Horowitz
Brian Horowitz
		Its:	President

On the Edge Marketing, Inc.

		By:	/s/ Brian Horowitz
Brian Horowitz
		Its:	President

/s/ Brian Horowitz
Brian Horowitz, Individually and doing business as On the Edge Marketing, Inc.

EXHIBIT A

SITE PLAN

Approximate Square Footage Per Site Plan

		Effective 10/9/12		Effective 11/1/12
Section	Sq. Footage	Quantum	Sublessor	Quantum	Sublessor
A	10,448	10,448		10,448
B	1,581	1,581		1,581
C	8,400		8,400	8,400
D	4720	4720		4720
E	4720		4720		4720
F	27842		27842		27842
G	3478		3478		3478
Lobby	841	421	420	421	420
Totals	62030	17170	44860	25570	36460
		28%	72%	41%	59%